Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information:

Ronald L. Thigpen

President and Chief Operating Officer

Southeastern Bank Financial Corp.

706-481-1014

Southeastern Bank Financial Corp. Reports First Quarter

Earnings

AUGUSTA, Ga., April 29, 2016 – Southeastern Bank Financial Corp. (OTCQB:SBFC), the holding company for Georgia Bank & Trust Company of Augusta (GB&T), today reported quarterly net income of $4.7 million for the three months ended March 31, 2016, or $0.70 in diluted earnings per share, compared to $4.2 million, or $0.63 in diluted earnings per share, in the first quarter of 2015, an increase of 11.1 percent.

"We are pleased to report a significant increase in earnings over the year-ago period," said President and Chief Operating Officer Ronald L. Thigpen. "Our net interest income increased based on loan growth. Noninterest income increased and included an 8.6 percent increase in gain on sale of loans from our mortgage operations. Credit costs continued to decline along with further improvement in asset quality. Growth in our balance sheet reflected increases in core loans and deposits. Overall, we continue to perform very well reflecting an annualized 1.03 percent return on average assets and an annualized 10.82 percent return on average equity.”

Total assets at March 31, 2016, were $1.9 billion, an increase of $36.9 million from December 31, 2015. Loans outstanding at the end of the first quarter were $1.05 billion, an increase of $20.7 million from December 31, 2015, and an increase of $59.9 million from March 31, 2015. Total deposits were $1.6 billion at March 31, 2016, an increase of $39.4 million from December 31, 2015, and an increase of $31.4 million from March 31, 2015. Cash and cash equivalents totaled $90.7 million at the end of the first quarter of 2016.

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Net interest income for the first quarter of 2016 totaled $13.8 million, a 5.7 percent increase from $13.1 million for the same period in 2015. Noninterest income for the first quarter totaled $5.2 million, an increase from $4.7 million for the same period a year ago, primarily due to higher mortgage origination volume and investment securities gains. Noninterest expense was $11.7 million in the first quarter of 2016, a 5.9 percent increase from a year ago resulting from higher salary and personnel expenses, including commissions, as well as increased marketing and processing expenses.

The net interest margin was 3.23 percent for the quarter-ended March 31, 2016, compared to 3.14 percent at December 31, 2015, and 3.22 percent for the same period a year ago. Annualized return on average assets (ROA) was 1.03 percent for the first quarter of 2016, an increase from 0.97 percent for the same period a year ago, and annualized return on average shareholder's equity (ROE) was 10.82 percent, remaining the same as the first quarter of 2015.

Nonperforming assets at March 31, 2016, were 0.84 percent of total assets, compared to 0.97 percent at December 31, 2015, and 1.11 percent at March 31, 2015. Net charge-offs for the first quarter of 2016 totaled 0.10 percent of average loans on an annualized basis, compared to 0.48 percent annualized in the fourth quarter of 2015 and 0.28 percent annualized in the first quarter of 2015. The company held $655 thousand in OREO at March 31, 2016, compared to $360 thousand at December 31, 2015, and $1.0 million at March 31, 2015.

The company's loan-loss provision expense was $428 thousand in the first quarter of 2016, compared to $382 thousand in the fourth quarter of 2015 and $547 thousand in the first quarter of 2015. The allowance for loan losses at March 31, 2016, was $21.5 million, or 2.06 percent of loans outstanding, compared to $21.4 million, or 2.08 percent of loans outstanding, at December 31, 2015, and $25.4 million, or 2.57 percent of loans outstanding, at March 31, 2015.

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"This low interest rate environment continues to challenge our net interest margin but we are pleased with core loan and deposit growth and the increases in our mortgage origination volume," said Thigpen. "Our balance sheet remains strong and we are well positioned to handle increased loan growth and meet the needs of our community.”

About Southeastern Bank Financial Corp.

Southeastern Bank Financial Corp. is the $1.9 billion-asset bank holding company of Georgia Bank & Trust Company of Augusta (GB&T). GB&T is the largest locally owned and operated community bank in the Augusta metro market, with nine full-service Augusta-area offices, three full-service offices in Aiken County, S.C., operating as Southern Bank & Trust and one limited service Loan Production Office in Athens, Ga. The company also has mortgage operations in Augusta and Savannah. The banks focus primarily on real estate, commercial and consumer loans to individuals, small to medium-sized businesses and professionals, and also provide wealth management and trust services. The company's common stock is publicly traded under the symbol SBFC on OTCQB. Investors can find Real-Time quotes and market information for the Company on www.otcmarkets.com or by visiting the Company's Web site, www.georgiabankandtrust.com.

Safe Harbor Statement - Forward-Looking Statements

Statements made in this release by Southeastern Bank Financial Corporation (the Company) other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based upon management's belief as well as assumptions made by, and information currently available to, management pursuant to "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors, including: unanticipated changes in the Company’s local economy and in the national economy; governmental monetary and fiscal policies; deposit levels, loan demand, loan collateral values and securities portfolio values; difficulties in interest rate risk management; difficulties in operating in a variety of geographic areas; the effects of competition in the banking business; changes in governmental regulation relating to the banking industry, including regulations relating to branching and acquisitions; failure of assumptions underlying the establishment of reserves for loan losses, including the value of collateral underlying delinquent loans; and other factors. The Company cautions that such factors are not exclusive. The Company does not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Company.

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SOUTHEASTERN BANK FINANCIAL CORPORATION

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	March 31,
	2016	December 31,
	(Unaudited)	2015
Assets
Cash and due from banks	$61,396	$40,181
Interest-bearing deposits in other banks	29,321	2,736
Cash and cash equivalents	90,717	42,917
Available-for-sale securities	662,265	691,563
Loans held for sale, at fair value	18,588	18,647
Loans	1,029,936	1,009,149
Less allowance for loan losses	21,548	21,367
Loans, net	1,008,388	987,782

Premises and equipment, net	26,959	27,398
Accrued interest receivable	6,237	6,331
Bank-owned life insurance	43,496	43,167
Restricted equity securities	5,478	5,169
Other real estate owned	655	360
Deferred tax asset	11,094	13,958
Other assets	3,398	3,073
	$1,877,275	$1,840,365
Liabilities and Stockholders' Equity
Deposits
Noninterest-bearing	$254,356	$229,002
Interest-bearing:
NOW accounts	406,553	401,674
Savings	548,413	548,729
Money management accounts	16,154	16,330
Time deposits	342,977	333,345
	1,568,453	1,529,080

Securities sold under repurchase agreements	763	15,684
Advances from Federal Home Loan Bank	90,000	85,000
Accrued interest payable and other liabilities	19,866	20,688
Subordinated debentures	20,000	20,000
Total liabilities	1,699,082	1,670,452

Stockholders' equity:
Preferred stock, no par value; 10,000,000 shares authorized; 0 shares outstanding in 2016 and 2015, respectively	-	-
Common stock, $3.00 par value; 10,000,000 shares authorized; 6,746,328 and 6,745,818 shares issued in 2016 and 2015, respectively; 6,746,328 and 6,745,818 shares outstanding in 2016 and 2015, respectively	20,239	20,237
Additional paid-in capital	63,869	63,637
Retained earnings	90,867	87,250
Treasury stock, at cost; 0 shares in 2016 and 2015, respectively	-	-
Accumulated other comprehensive income (loss), net	3,218	(1,211)
Total stockholders' equity	178,193	169,913
	$1,877,275	$1,840,365

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SOUTHEASTERN BANK FINANCIAL CORPORATION

Consolidated Statements of Comprehensive Income

(Dollars in thousands, except share and per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2016	2015
Interest income:
Loans, including fees	$11,954	$11,525
Investment securities	3,849	3,647
Interest-bearing deposits in other banks	37	17
Total interest income	15,840	15,189
Interest expense:
Deposits	1,375	1,460
Securities sold under repurchase agreements	10	3
Other borrowings	626	638
Total interest expense	2,011	2,101

Net interest income	13,829	13,088
Provision for loan losses	428	547
Net interest income after provision for loan losses	13,401	12,541

Noninterest income:
Service charges and fees on deposits	1,765	1,744
Gain on sales of loans	1,688	1,554
Investment securities gains (losses), net	236	57
Retail investment income	538	526
Trust service fees	354	336
Earnings from cash surrender value of bank-owned life insurance	329	278
Miscellaneous income	305	224
Total noninterest income	5,215	4,719
Noninterest expense:
Salaries and other personnel expense	6,772	6,587
Occupancy expenses	1,091	1,018
Other real estate losses (gains), net	-	(66)
Other operating expenses	3,849	3,526
Total noninterest expense	11,712	11,065

Income before income taxes	6,904	6,195
Income tax expense	2,208	1,989
Net income	$4,696	$4,206

Other comprehensive income:
Unrealized loss on derivatives	$(643)	$(366)
Unrealized gain on securities available-for-sale	8,128	4,263
Reclassification adjustment for realized gain on securities, net of OTTI	(236)	(57)
Tax effect	(2,820)	(1,494)
Total other comprehensive income	4,429	2,346
Comprehensive income	$9,125	$6,552

Basic net income per share	$0.70	$0.63

Diluted net income per share	0.70	0.63

Weighted average common shares outstanding	6,718,157	6,695,011

Weighted average number of common and common equivalent shares outstanding	6,731,088	6,707,037

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